Exhibit 10.1

DEFERRED COMPENSATION PLAN
OF THE
FEDERAL HOME LOAN BANK OF DALLAS

The Deferred Compensation Plan (the “Plan”) of the Federal Home Loan Bank of Dallas (the “Bank”) is hereby amended effective July 24, 2004. All Participants with vested Tier I and Tier II benefits accrued under the Plan prior to January 1, 1995 will continue to be governed under the provisions of the original Plan document and the previously adopted Plan Amendments #1 and #2. All Schedule A and Schedule B vested benefits to Participants accrued after December 31, 1994 shall be governed exclusively under the provisions of this Plan document.

ARTICLE I

Definitions

     1.01 Administrative Committee shall mean the committee appointed pursuant to Article VII of the Plan.

     1.02 Adoption Agreement shall mean the initial written agreement between a Participant and the Bank, whereby a Participant agrees to defer a portion of his or her Compensation pursuant to the provisions of the Plan, and the Bank agrees to make benefit payments in accordance with the provisions of the Plan.

     1.03 Beneficiary shall mean any person, persons, or entities designated by a Participant to receive benefits hereunder upon the death of such Participant.

     1.04 Benefit Account shall mean the account maintained on the books of the Bank for each Participant pursuant to Section 5.01 hereof.

     1.05 Compensation shall mean (a) the total amount of all base salary payments made by the Bank to an employee for services rendered by the employee to the Bank; and (b) the total amount of all Variable Pay Program award payments made by the Bank to an employee. Compensation shall not include employee expense reimbursements, contributions made by the Bank under the Plan, payments made by the Bank for group life insurance, long-term disability insurance, medical insurance and like benefits, or contributions made by the Bank under any employee benefit plan the Bank maintains. Any deferred compensation payments under this Plan shall not be deemed salary or other compensation to the Participant eligible for the computation of benefits which he or she may be entitled to under the defined benefit plan, defined contribution plan, or other arrangement of the Bank for the benefit of its employees. The deferred compensation payments are compensation for all other purposes as per the regulations promulgated by the Internal Revenue Service under its applicable code sections.

     1.06 Deferral Period shall mean the period of time during which Compensation is being deferred pursuant to the Participant’s Adoption Agreement and Article III of the Plan.

     1.07 Determination Date shall mean the last day of the Plan year.

     1.08 Highly Compensated Employees shall mean all employees of the Bank who are designated as Highly Compensated Employees by the Administrative Committee. A person designated as a Highly Compensated Employee shall remain so until such designation is revoked by the Administrative Committee, in its sole discretion.

     1.09 Hardship shall mean an unforeseen financial emergency suffered by a Participant. The financial emergency must be beyond the Participant’s control and must be of sufficient magnitude to cause the Participant hardship if early withdrawal of the Participant’s benefits were not allowed, or if a change in the Participant’s stated deferral was not allowed. Any early withdrawal by reason of Hardship shall be limited to the amount necessary to meet the stated financial emergency.

     1.10 Interest Yield shall mean the interest rate equivalent to the FUND B interest rate of the Financial Institutions Thrift Plan. This interest rate shall be determined quarterly and is to be equal to the average Fund B interest rate calculated by the Financial Institutions Thrift Plan for the preceding three calendar months. (For example, the Interest Yield for the first three months of 1995 shall be equal to the average Fund B interest rate for January, February, and March 1995.)

     1.11 Participant shall mean a Highly Compensated Employee of the Bank who has enrolled in the Plan by completing an Adoption Agreement.

     1.12 Plan Entry Date shall mean January 1 of each Plan Year.

     1.13 Plan Year shall mean the twelve-month period on which the plan records are kept, which shall begin on January 1 of one year and end on December 31 of the same year.

     1.14 Qualified Plan shall mean the qualified defined contribution plan (Financial Institutions Thrift Plan) maintained by the Bank which qualifies under Internal Revenue Code 401(a).

     1.15 Service shall mean the period of time from the date of employment by the Bank to date of Termination of Employment with the Bank.

     1.16 Stated Deferral shall mean the amount of Compensation the Participant agrees to defer in the Adoption agreement, and on subsequent annual Plan election forms.

     1.17 Termination of Employment shall mean the Participant’s ceasing to be employed by the Bank for any reason whatsoever, voluntary or involuntary, including by reason of death, or disability as defined in Section 1.08 of the original plan document dated November 16, 1986.

ARTICLE II

Eligibility and Participation

     2.01 Participation. From time to time the Administrative Committee, in its sole discretion, may designate those Highly Compensated Employees to whom the opportunity to participate in the Plan shall be extended.

     2.02 Enrollment Requirements. An employee designated as an eligible Participant in the Plan shall enroll in the Plan by (a) entering into an Adoption Agreement with the Bank, which shall specify the amount and type of benefit payment under this Plan that will be provided for such employee, and (b) completing such other forms and furnishing such other documents as the Bank may require.

     2.03 Enrollment Time Period. A newly hired employee must execute the Adoption Agreement within the sixty (60) day period immediately following the first date of employment. Otherwise, the Adoption Agreement must be executed within thirty (30) days before the Plan Entry Date of the Plan Year in which the Agreement is to be effective.

     2.04 Failure of Eligibility. A Participant shall cease to be a Participant at Termination of Employment (unless the Participant qualifies for benefits set forth in Article VI), or upon revocation by the Administrative Committee of the Participant’s status as a Highly Compensated Employee. A person who ceases to be a Participant during the Deferral Period will have no further right to defer Compensation. However, the employment of a Participant shall not be deemed to be terminated by reason of an approved leave of absence granted in accordance with Bank policy under uniform rules applied in a nondiscriminatory manner.

ARTICLE III

Participant Compensation Deferral

     3.01 Initial Deferral. Any Highly Compensated Employee not currently participating in the Plan shall, within thirty (30) days before the Plan Entry Date of the Plan Year in which the Agreement is to be effective, execute an Adoption Agreement and elect to defer a portion of his or her Compensation earned and payable commencing with the first pay period in which the election becomes effective. A newly hired employee must execute the Adoption Agreement within the sixty (60) day period immediately following the first date of employment and elect to defer a portion of his or her Compensation earned and payable on or after the date of such election and before the commencement of the pay period in which the election becomes effective.

     3.02 Subsequent Deferrals. Subsequent to the initial deferral provided for in Section 3.01 above, any election to defer Compensation hereunder shall be made no later than January 1 of each Plan Year.

     3.03 Procedure for Deferral. The Highly Compensated Employee shall make the election provided for in Sections 3.01 and 3.02 above by executing the Adoption Agreement in the form provided by the Bank. The Adoption Agreement shall set forth the Highly Compensated Employee’s Stated Deferral. After the initial Stated Deferral, the election shall be made on a separate document provided by the Bank for that purpose. The amount deferred shall be subtracted from the Compensation otherwise payable to the Participant during the year of the deferral. Unless otherwise permitted by the Bank under Section 3.06 of the Plan, the deferral specified in the Adoption Agreement shall be deferred, and the Participant’s Compensation shall be correspondingly reduced.

     3.04 Schedule A Stated Deferral. Schedule A Stated Deferral shall mean a voluntary Participant deferral into an equivalent interest bearing account payable upon Retirement, or

Termination of Employment. The minimum required deferral is $83.33 per pay period if only deferring to a Schedule A Stated Deferral account, or a minimum of $41.67 to the Schedule A Stated Deferred if an equal or greater amount is being deferred into a Schedule B Stated Deferral account.

     3.05 Schedule B Stated Deferral. Schedule B Stated Deferral shall mean a voluntary Participant deferral into an equivalent interest bearing account. Schedule B Stated Deferrals will be deferred for a specific period of time, with the minimum deferral period being twelve (12) months from the date of the last deferral, and payable as stated in the Adoption Agreement or the deferral election form. The minimum required deferral is $83.33 per pay period if only deferring to a Schedule B Stated Deferral account, or a minimum of $41.67 to the Schedule B Stated Deferred if an equal or greater amount is being deferred into a Schedule A Stated Deferral account.

     3.06 Election to Defer Irrevocable; Exceptions. Except as otherwise provided herein, a Participant’s election to defer Compensation shall be irrevocable except for changes allowed at Plan Entry Date. The Administrative Committee, in its sole discretion, upon demonstration of substantial Hardship by the Participant, may permit subsequent alteration of a Participant’s deferral election. A request to alter the amount of Compensation deferred shall be submitted by a Participant in writing to the Administrative Committee. The application shall set forth in detail the reasons for the requested reduction.

ARTICLE IV

Bank Contributions

     4.01 Bank Contributions. For each Plan Year, the Bank shall make an addition to each Participant’s Benefit Account of a monthly matching contribution in an amount based on the following schedule:

1st year of Bank service	=	no Bank match

2nd and 3rd years of employment	=	100% match on the first 3% of monthly salary contributed in any combination to the Deferred Compensation Plan and the Qualified Plan.

4th and 5th years of employment	=	150% match on the first 3% of monthly salary contributed in any combination to the Deferred Compensation Plan and the Qualified Plan.

6 or more years of employment	=	200% match on the first 3% of monthly salary contributed in any combination to the Deferred Compensation Plan and the Qualified Plan.

Note:	(a) The Participant’s monthly salary amount used to calculate the matching Bank contribution to the Qualified Plan is reduced by the amount of the

Participant’s contribution to the Deferred Compensation Plan. The above schedule ensures that the total matching Bank contribution amount shall be provided to the Participant, as allowed, in either the Qualified Plan, the Deferred Compensation Plan, or a combination of the two plans.

               (b) The amount of the matching Bank contribution added to the Participant’s Benefit Account is solely dependent on the Participant’s length of service and the amount of the corresponding matching contribution, if any, added to the Participant’s Qualified Plan account.

               (c) The amount of the matching Bank contribution as determined from the above schedule will be first applied to the participant’s Qualified Plan. The difference between the maximum Bank contribution as determined from the above schedule and the amount applied to the Qualified Plan shall then be applied to the Deferred Compensation Plan.

               (d) Compensation for the purpose of calculating the matching Bank contribution to the Participant’s Benefit Account is limited to that portion of the monthly base salary deferred, or as provided for under (a) above. Under no circumstances will the Plan provide a Bank matching contribution on the amount of any VPP award deferred into the Participant’s Benefit Account.

     4.02 Designation of Bank Contributions to Stated Deferral Benefit Account. The Plan shall require the Bank to first place matching contributions into the Participant’s Schedule A Benefit Account as calculated in Section 4.01, with the residual, if any, placed in the Participant’s Schedule B Benefit Account.

ARTICLE V

Participant Benefit Account and Vesting

     5.01 Benefit Account. The Bank shall establish a Benefit Account on its books for each Participant, and shall credit to each Participant’s Benefit Account the following amounts at the times specified:

               (a) The amount of Compensation that the Participant has previously deferred or elects to defer pursuant to Section 3.04 and Section 3.05 of the Plan, credited as of the date the Participant would otherwise have received the Compensation. The Bank shall deduct any amounts it is required to withhold under state, federal or local law for taxes other than charges from the Participant’s deferred Compensation.

               (b) The amount of the Bank matching contribution for each Participant as set forth in Section 4.01 of the Plan.

               (c) As of the last day of each calendar quarter, an amount equal to the earnings attributable to the Participant’s Benefit Account. For the period of August 1, 2004 through December 31, 2004 the earnings will be an amount equal to the greater of: (1) the product of the Benefit Account balance as of that date multiplied by the Interest

Yield for that quarter, with interest credited for the actual days the funds were in the Benefit Account during the quarter or (2) the earnings attributable to the investment performance of assets contributed to a grantor trust as defined in Section 671 of the Code (the “Trust”) established by the Bank on behalf of the Plan with such earnings allocated to each Benefit Account based upon the ratio each Participant’s Benefit Account balance bears to the total balances of all Benefit Accounts held by the Trust that is attributable to this Plan. For the period subsequent to January 1, 2005, Benefit Account earnings will be determined based upon the investment elections made by the Participant described in more detail below. The Participant must make a one-time irrevocable election to have earnings on the portion of his or her Benefit Account attributable to deferrals prior to January 1, 2005 calculated based upon either (i) the Interest Yield or (ii) the investment return attributable to the deemed investments selected by the Participant based upon the benchmark funds provided by the Bank. Once an investment election is made by the Participant, the Participant cannot change his or her election between such investment alternatives. Prior to the commencement of each year (beginning January 1, 2005) for which deferrals of Compensation will be made, the Participant will make an election to have the earnings on all of future deferrals calculated based upon the investment return attributable to the deemed investments selected by the Participant based upon the benchmark funds provided by the Bank.

               (d) The Bank shall deduct any amounts it is required to withhold under state, federal or local law or regulations for taxes or other charges from the Participant’s deferred Compensation, or earnings thereon.

A Participant’s Benefit Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan. A Participant’s Benefit Account shall not constitute or be treated as a trust fund of any kind. All benefits payable under this Plan shall be paid as they become due and payable by the Bank out of its general assets. Provided, the Bank may establish and/or continue a grantor trust as defined in Section 671 of the Code to provide a source of funding for amounts deferred under the Plan.

     5.02 Determination of Account. Each Participant’s Benefit Account as of each Determination Date shall consist of the balance of the Participant’s Benefit Account as of the immediately preceding Determination Date, plus the amounts required to be credited to such account by the Bank pursuant to Section 5.01 less the amount of all distributions, if any, made from such Benefit Account since the immediately preceding Determination Date. The Administrative Committee shall determine the accrual of benefit (Participant deferrals and matching Bank Contributions to the Participant’s Benefit Account(s) on the basis of the Plan Year.

     5.03 Freezing of the Tier I Benefit Amount. All Participants with a vested Tier I monthly benefit amount payable at retirement, along with the monthly survivor benefit payable to a Beneficiary in the event of the Participant’s death shall have these benefit amounts frozen at the accrued benefit level as of the Plan Year ending on December 31, 1994.

     5.04 Non-Forfeitable Value of Tier I and Tier II Account Determination. The amount of the non-forfeitable value of the Tier I and Tier II benefit amounts and the corresponding account balances shall be credited with interest as described in Section 5.01 beginning with the Plan Year commencing on January 1, 1995. However, the non-forfeitable value of the Tier I account balance shall only apply in the case of a lump sum distribution of the Tier I Benefit Account upon termination.

     5.05 Statement of Account. The Administrative Committee shall provide each Participant, within 120 days after the close of the Plan Year, a statement in such form as the Administrative Committee deems desirable setting forth the balance to the credit of such Participant in his or her Benefit Account(s) as of the last day of the preceding Plan Year.

     5.06 Vesting of Benefit Account. All Compensation deferred by a Participant and the related matching Bank Contributions to the Benefit Account(s) shall be one hundred percent (100%) vested at all times.

ARTICLE VI

Payment of Benefits

     6.01 Schedule A Benefits Upon Termination of Employment Prior to Age 45. The Schedule A Stated Deferral Benefit Account balance shall be payable to the Participant, or his or her Beneficiary, in a lump sum cash payment within ninety (90) days from the date of Termination of Employment.

     6.02 Schedule A Benefits Upon Termination of Employment At Age 45 or Older. Based on the Participant’s most recent annual election form completed prior to Termination of Employment, whether for involuntary of voluntary reasons, the Schedule A Stated Deferral Benefit Account balance will be payable to the Participant as follows:

               (a) In the form of annual installments for a period of from two (2) to twenty (20) years payable on January 31 of each year immediately following Termination of Employment, or as a deferred vested benefit with payments to begin at a designated later calendar date.

               (b) In a lump sum cash payment within ninety (90) days from the date of Termination of Employment.

     6.03 Schedule B Benefits. The Participant can elect to receive the Schedule B Stated Deferral Benefit Account balance(s) as follows:

               (a) The Participant may designate in the Adoption Agreement or on the annual election form to have each annual deferred Compensation amount, plus interest, paid in a lump sum on a specific calendar date. The date of this payment must be, at a minimum, twelve (12) months after the date of the last Schedule B pay period deferral associated with this benefit payout.

               (b) The Participant may designate in the Adoption Agreement or on the annual election form to have the accumulated annual deferred Compensation account balance for several Plan Years, plus interest, paid in a lump sum on a specific calendar date.

The date of this payment must be, at a minimum, twelve (12) months after the date of the last Schedule B pay period deferral associated with this benefit payout.

               (c) The Participant may designate in the Adoption Agreement or on the annual election form to have the accumulated annual deferred Compensation account balance for several Plan Years, plus interest, paid in annual installments for a period of from two (2) to four (4) years. The Participant must designate in the Adoption Agreement and on the annual election forms the date payment is to be made each year. The date of the first payment must be, at a minimum, twelve (12) months after the date of the last Schedule B pay period deferral associated with this benefit payout.

     In addition to the election options (a) through (c), the Participant may also designate a contingent lump sum distribution option on the annual election form for the Plan. This option is effective only in the event the Participant’s employment is terminated, for any reason, prior to the scheduled distribution date(s) selected in options (a), (b), or (c). If so designated on the Participant’s annual election form most recently completed prior to Termination of Employment, the total Schedule B Stated Deferral Benefit Account balance will be payable to the Participant in a lump sum cash payment within ninety (90) days from the date of Termination of Employment.

     6.04 Hardship Distribution. The Administrative Committee may, in its sole discretion, upon finding that the Participant has suffered or is suffering a Hardship, distribute to such Participant all or a portion of his or her Compensation deferred under the Plan. In the event the distribution is based on Tier I Stated Deferrals, if applicable, the amount of monthly benefits payable under this Plan shall be adjusted accordingly by the Administrative Committee. Distributions pursuant to Hardship shall include interest based upon the Interest Yield as described in Section 1.09.

     6.05 Bank Obligations and Source of Payments. All benefits payable under this Plan shall be paid as they become due and payable by the Bank out of its general assets. Nothing contained in this Plan shall be deemed to create a trust of any kind for the benefit of the Participants or create any fiduciary relationship between the Bank and the Participants or their beneficiaries. To the extent that any person acquires a right to receive benefits under this Plan, such rights shall be no greater than the right of any unsecured general creditor of the Bank.

     6.06 Recipients of Payments: Designation of Beneficiary. All payments to be made by the Bank shall be made to the Participant, if living. In the event of a Participant’s death prior to receipt of all benefit payments, all subsequent payments to be made under the Plan shall be to the Beneficiary or Beneficiaries of the Participant. Each Participant shall file with the Bank a designation of Primary Beneficiary and Secondary Beneficiary to whom the Participant’s interest under the Plan shall be paid in the event of death. The initial designation of Beneficiary shall be made in the Participant’s Adoption Agreement. Such designation may be changed by the Participant at any time without the consent of any previously designated Beneficiary. In the absence of an effective Beneficiary designation as to any portion of a Participant’s interest under the Plan, such amount shall be paid to the Participant’s personal representative, but if the Bank believes none has been appointed within six months after the Participant’s death, the Bank may direct that such amount shall not be paid until a personal representative has been appointed or may direct that such amount be paid to the Participant’s surviving spouse, or if there is none, to the Participant’s surviving children and issue of deceased children by right of representation, or there be none, the Participant’s surviving parents and if none, according to the laws of descent and distribution of the State of Texas. In the event a benefit is payable to a minor or person declared incompetent or a person incapable of handling the disposition of his property, the Administrative Committee may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent or person. The Administrative Committee may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

ARTICLE VII

Administration

     7.01 Administrative Committee. The Plan shall be administered by the Administrative Committee in accordance with its terms and purposes. The Bank’s Board of Directors shall appoint the Administrative Committee, which shall consist of three (3) or more persons to act on behalf of the Bank. Interpretation by the Administrative Committee shall be final and binding upon a Participant. The Administrative Committee shall select the Participating Highly Compensated Employees eligible to participate in the Plan and shall be responsible for administration of the Plan in accordance with the terms and provisions herein.

     7.02 Claims Procedure.

               (a) All claims shall be filed in writing by the Participant, his or her beneficiary or authorized representative of the claimant, by completing such procedures as the Administrative Committee shall require. Such procedures shall be reasonable and may include the completion of forms and the submission of documents and additional information.

               (b) If a claim is denied, notice of denial shall be furnished by the Administrative Committee to the claimant within ninety (90) days after receipt of the claim by the Administrative Committee, unless special circumstances require an extension of time for processing the claim, in which event notification of the extension shall be provided to the Participant or beneficiary and the extension shall not exceed ninety (90) days.

               (c) The Administrative Committee shall provide adequate notice, in writing, to any claimant whose claim has been denied, setting forth the specific reasons for such denial, specific reference to pertinent Plan provisions, a description of any additional material or information necessary for the claimant to perfect his or her claim and any explanation of why such material or information is necessary, all written in a manner calculated to be understood by the claimant. Such notice shall include appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for review. The claimant or the claimant’s authorized representative must request such review within the reasonable period of time prescribed by the Administrative Committee. In no event shall such period of time be less than sixty (60) days. A decision on review shall be made not later than sixty (60) days after the Bank’s receipt of the request for review. If special circumstances require further extension of time for processing, a decision shall be rendered not later than one hundred twenty (120) days following the Bank’s receipt of the request for review. If such an extension of time for review is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The decision on review shall be furnished to the claimant. Such decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.

ARTICLE VIII

Miscellaneous

     8.01 Employment Not Guaranteed by Plan. Neither the Plan nor any action taken hereunder shall be construed as giving a Participant the right to be retained as a Highly Compensated Employee or as an employee of the Bank for any period of time.

     8.02 Amendment and Termination. The Board of Directors of the Bank may, at any time, amend or terminate the Plan, provided that the Board may not reduce or modify any benefit being paid to a Participant or a Participant’s Beneficiary as a result of the death or retirement of such Participant prior to such amendment or termination. Furthermore, in the event the Plan is terminated by the Board of Directors, the Bank shall distribute to the Participant or a Participant’s Beneficiary, in the form of a lump sum payment within ninety (90) days from the date of the Board resolution to terminate the Plan, the Participant’s then total Benefit Account balance. After such payment, any and all obligations of the Bank under the Plan shall be considered satisfied, and the Bank shall have no further obligations under the Plan to Participants or their Beneficiaries. Such notice of termination or Plan Amendment shall be provided in writing to all Participants.

     8.03 Assignment of Benefits. No Participant or Beneficiary shall have the right to assign, transfer, hypothecate, encumber, or anticipate his or her interest in any benefits under this Plan, nor shall the benefits under this Plan be subject to any legal process to levy upon or attach the benefits for payment of any claim against the Participant or his or her Beneficiary. In the event of an attempted assignment or transfer, the Bank shall have no further liability hereunder.

     8.04 Disposition of Unclaimed Payments. Each Participant must file with the Bank from time to time in writing his or her post office address and each change of post office address. The communication, statement, or notice addressed to a Participant at the last post office address filed with the Bank, or if no address is filed with the Bank, then at the last post office address as shown on the Bank’s records, will be binding upon Participant and his or her beneficiaries for all purposes of the Plan. The Bank shall not be required to search for or locate a Participant or his or her Beneficiary.

     8.05 Taxes. The Bank shall deduct from all payments made hereunder all applicable federal and state taxes required by law to be withheld from such payments.

     8.06 Independence of Benefits. The benefits payable under this Plan shall be independent of, and in addition to, any other benefits of compensation whether by salary or however characterized.

     8.07 GOVERNING LAW. THIS PLAN IS INTENDED TO CONSTITUTE AN UNFUNDED PLAN FOR A SELECT GROUP OF MANAGEMENT OR HIGHLY COMPENSATED EMPLOYEES AND RIGHTS THEREUNDER SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

     8.08 Form of Communication. Any election, application, claim, notice or other communication required or permitted to be made by a Participant to the Administrative Committee shall be made in writing and in such form as the Administrative Committee shall prescribe. Such communication shall be effective upon mailing, if sent by first class letter, postage pre-paid, and addressed to the Bank’s offices as follows:

Attention: Deferred Compensation Committee
Federal Home Loan Bank of Dallas
8500 Freeport Parkway South, Suite 600
Irving, Texas 75063-2547

     8.09 Severability. The invalidity of any portion of this Plan shall not invalidate the remainder thereof, and said remainder shall continue in full force and effect.

     8.10 Binding Agreement. The provisions of this Plan shall be binding upon the Participants and the Bank and their respective successors, assigns, heirs, executors, and beneficiaries.

     This Deferred Compensation Plan of Federal Home Loan Bank of Dallas reflects the governing provisions of the Plan effective July 24, 2004 and incorporates all revisions and amendments for the period January 1, 1995 through July 24, 2004.

Bank:

FEDERAL HOME LOAN BANK OF DALLAS

By:	/s/ Timothy J. Heup

Corporate Officer

ATTEST:

/s/ Karen A. Krug

Corporate Secretary